Exhibit 99.1

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The Newsletter of Sea Pines Associates, Inc. February 2005

Shareholders to Vote on Merger Proposal

     The Board of Directors is pleased to announce the schedule for shareholder action on the Company’s proposed merger with The Riverstone Group. Proxy documents are now in final form and are being printed. We expect these documents to be mailed to shareholders on February 10. The shareholder vote on the merger will be taken at a Special Meeting of Shareholders to be held at 3:00 p.m. on Wednesday, March 16, at the Harbour Town Conference Center.

We urge shareholders to study the proxy documents carefully and to return their proxy ballots promptly. Approval of the merger requires a favorable vote of 80 percent of the outstanding common shares. Shares that are not voted are counted as negative votes. The Board of Directors unanimously recommends approval of the merger. The proxy documents thoroughly explain the reasons for the Board’s recommendation.

At this time, shareholders are only being asked to cast their vote. No share certificates are to be submitted at this time. If the merger is approved, shareholders will then receive a request for their share certificates. The merger consideration of $8.50 per common share would be paid on receipt of the share certificates. Redemption of Series A Preferred Shares and Trust Preferred Shares and payment of all deferred dividends and interest would also take place promptly if the merger is approved.

Note: If a shareholder cannot locate his or her share certificates, there is a procedure for obtaining replacements on payment of a fee. The Company can advise any affected shareholder about the replacement procedure.

When shares are held in a brokerage account, the broker is the shareholder of record. The broker receives the proxy mailing, and it is the broker’s responsibility to forward the documents to the individual owners. Please contact your broker if your shares are held in a brokerage account and you have not received the proxy documents within a reasonable period after the February 10 mailing date.

2004 FINANCIAL RESULTS

The Company’s 2004 operating and financial results showed significant improvement compared to 2003:

Revenues totaled $65,653,000, an increase of 15.3% over the 2003 figure. Resort revenues increased by $3,575,000 (10.6%), while real estate brokerage revenues increased by $4,952,000 (25.1%).

Income from operations more than doubled, increasing from $1,387,000 in 2003 to $3,143,000 in 2004.

Condensed consolidated statements of operations are included in this report, comparing the financial results for the quarter and the year ended October 31, 2004 with the corresponding periods in 2003.

The following factors contributed to the improvement in revenue and income from operations:

•	Occupancy in The Inn at Harbour Town increased significantly. Occupancy in 2004 reached 66.1%, up from 55.0% in 2003.

•	Food and beverage revenue increased by 32.5% in 2004. This improvement resulted from higher utilization of the Company’s restaurants and increased sales of banquets and catered events at the Harbour Town Conference Center.

•	Golf revenue also improved, reflecting an increase in the number of golf rounds played. Golf rounds played at Harbour Town Golf Links in 2004 increased by 9.8% compared to 2003. Golf rounds played at the Ocean and Sea Marsh courses in 2004 increased by 5.5% compared to 2003.

•	Real estate brokerage revenue increased significantly as a result of favorable economic conditions, price appreciation, an expansion of marketing efforts to the mainland areas, and the continuation of the Company’s focus on real estate listings and individual agent marketing programs.

•	Expanded marketing efforts – reflected in an $884,000 increase in marketing expenses – contributed substantially to the improved operating results in both resort and real estate operations.

The Company incurred expenses of $1,184,000 in 2004 relating to the proposed merger with The Riverstone Group. These expenses include the cost of a fairness opinion and other investment banking, legal and consulting fees.

The Company recorded non-cash income of $930,000 in 2004 related to its interest-rate swap agreements. This income partially offsets non-cash expenses recorded in prior years relating to these agreements. The cumulative total of expense and income entries will equal zero when the swap agreements expire in November 2005.

Net income attributable to common stock in 2004 was $215,000, or $0.06 per share of common stock. The prior year had resulted in a loss of $6.6 million, or $1.85 per share. The loss in 2003 was mainly attributable to expenses arising from the Grey Point litigation.

The definitive proxy statement and other relevant documents to be filed by the Company with the SEC will contain important information about the proposed merger of the Company with a subsidiary of The Riverstone Group, LLC. The Company’s shareholders are urged to read these documents carefully and completely when they become available, in order that their decision and vote concerning the merger will be fully informed. Once these documents are filed with the SEC, they will be available free of charge at the SEC’s website at www.sec.gov. Shareholders and investors in the Company will also be able to obtain the proxy statement and other documents free of charge by directing their requests to the Company’s corporate secretary at 32 Greenwood Drive, Hilton Head Island, South Carolina 29928, telephone number (843) 785-3333.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information about the Company’s directors and executive officers and their interests in the Company may be obtained through the SEC’s website from the Company’s proxy statement for its 2004 annual meeting filed with the SEC on February 11, 2004 and in the reports filed with the SEC by the Company’s directors and executive officers under Section 16 of the Securities Exchange Act of 1934. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other related documents filed with the SEC when they become available.

SEA PINES ASSOCIATES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	October 31,		October 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Resort	$10,249	$8,466	$37,161	$33,586
Real estate brokerage	6,766	6,512	24,662	19,710
Cost reimbursements	924	958	3,830	3,639

	17,939	15,936	65,653	56,935

Costs and expenses:
Cost of revenues	12,382	11,280	44,763	39,183
Costs subject to reimbursements	924	958	3,830	3,639
Sales and marketing expenses	916	736	4,155	3,271
General and administrative expenses	2,002	1,913	6,967	6,877
Depreciation and amortization	873	639	2,795	2,578

Total costs and expenses	17,097	15,526	62,510	55,548

Income from operations	842	410	3,143	1,387

Other income (expenses):
(Loss) gain on sale or disposal of assets, net	(22)	9	(21)	63
Interest income	3	21	19	202
Interest rate swap agreement	182	153	930	533
Interest expense – bank debt	(526)	(534)	(2,185)	(2,028)
Interest expense – trust preferred	(81)	(61)	(327)	(243)
Merger related expenses	(214)	—	(1,184)	—
Litigation expenses	—	2,126	—	(6,324)

Total other income (expenses)	(658)	1,714	(2,768)	(7,797)

Income (loss) before income taxes	184	2,124	375	(6,410)
(Provision) for income taxes	—	(54)	—	(54)

Net income (loss)	184	2,070	375	(6,464)

Preferred stock dividend requirement	(40)	(40)	(160)	(160)

Net income (loss) attributable to common stock	$144	$2,030	$215	($6,624)

Net income (loss) per share of common stock; basic and diluted	$0.04	$0.57	$0.06	($1.85)